At a special meeting of shareholders of MFS New Discovery Fund, which was held on November 7, 2001, the following actions were taken:

Item 1. Trustees of the trust were elected as follows:
                         Number of Shares

                                                                    Withholding

Nominee                      For                                      Authority

Jeffrey L. Shames          52,894,327.427                            764,143.749
John W. Ballen             52,904,126.145                            754,345.031
Lawrence H. Cohn           52,875,217.857                            783,253.319
J. David Gibbons           52,886,974.087                            771,497.089
William R.Gutow            52,883,934.744                            774,536.432
J. Atwood Ives             52,895,711.178                            762,759.998
Abby M. O'Neill            52,895,807.500                            762,663.676
Lawrence T. Perera         52,890,876.857                            767,594.319
William J. Poorvu          52,889,208.301                            769,262.875
Arnold D. Scott            52,899,521.343                            758,949.833
J. Dale Sherratt           52,906,680.104                            751,791.072
Elaine R. Smith            52,886,753.361                            771,717.815
Ward Smith                 52,887,919.296                            770,551.880

Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares

For                            39,389,040.823
Against                         2,062,888.472
Abstain                         1,119,925.881
Broker Non-votes               11,086,616.000

Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares

For                             39,193,663.149
Against                          2,224,150.499
Abstain                          1,154,041.528
Broker Non-votes                11,086,616.000

Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
For                                 51,987,883.092
Against                                615,857.219
Abstain                              1,054,730.865

Item 6. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending August 31, 2002.

Number of Shares

For                                   52,456,697.415
Against                                  284,185.844
Abstain                                  917,587.917